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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:     Flaherty & Crumrine/Claymore Total Return Fund Incorporated

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                      301 E. Colorado Boulevard, Suite 720
                           Pasadena, California 91101


Telephone Number (including area code): (626) 795-7300

                Name and address of agent for service of process:

                               Robert M. Ettinger
           Flaherty & Crumrine/Claymore Total Return Fund Incorporated
                      301 E. Colorado Boulevard, Suite 720
                           Pasadena, California 91101

                                   Copies to:

                             Rose F. DiMartino, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019


Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
   Yes /X/    No / /

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                                   SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Pasadena and State of California on the 23rd day of June, 2003.


                                   FLAHERTY & CRUMRINE/CLAYMORE TOTAL
                                   RETURN FUND INCORPORATED


                                   By: /s/ Donald F. Crumrine
                                       ----------------------
                                       Donald F. Crumrine
                                       Chief Executive Officer


ATTEST:

By: /s/ Peter C. Stimes
    -------------------
    Peter C. Stimes
    Chief Financial Officer

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